EXHIBIT 99.2

FOR IMMEDIATE RELEASE

Spartan Chassis Posts Record Fire Truck Orders in February
Demand Driven by Outstanding Dealer and OEM Efforts

CHARLOTTE, Michigan, March 10, 2005 - Spartan Chassis, a subsidiary of Spartan Motors, Inc. (NASDAQ: SPAR), today announced it secured 100 orders in the month of February 2005 for its custom fire truck chassis. Based in Charlotte, Mich., Spartan Chassis is a leading developer and manufacturer of custom chassis for recreational vehicles and fire trucks.

Spartan Chassis said its record orders in February reflect the Company's ability to significantly grow market share over the last two years, thanks in large part to solid dealer and OEM support.

February's order activity spanned several OEMs and fire departments across the nation and included an order for 17 chassis placed by the State of Michigan and funded by the U.S. Department of Homeland Security. The completion of the units was contracted through Spencer Manufacturing, a South Haven, Mich.-based custom fire truck manufacturer.

The majority of the February orders will be delivered during the third and fourth quarters of 2005, positively impacting sales. The chassis orders included a broad range of Spartan products including its Gladiator and new Gladiator Evolution trucks.

"As an organization, Spartan Chassis has always been about innovation, customer service and quality," said Rich Schalter, president of Spartan Chassis. "This record month is a direct result of the effort put forth by our OEMs and our dealers, and validates the Spartan Chassis focus on strategic partnerships."

During the past two years OEMs have focused on implementing new technology to enhance both safety and performance. Spartan Chassis has supported that effort with innovations such as independent front suspension, full-color electronic display multiplex systems and the Seat Belt Sensor System™, which decreases firefighter deaths due to seat belt negligence. The Company has also encouraged dealers to provide customers with a single point of contact to more efficiently address service needs and offer support before, during and after orders have been placed.

"From the beginning, our focus has been on offering flexible designs to meet customer requirements," continued Schalter. "We design our products to the specific needs of each OEM and, in turn, each fire department, not the needs of the broader market. This approach allows us to remain customer-centric and provide comprehensive service and support."

"We are pleased about the momentum we're seeing in orders and bid activity and expect it to continue as we approach the FDIC Show in April, where we intend to showcase additional product features and technology."

About Spartan Chassis
Spartan Chassis, Inc. (www.spartanchassis.com) operates under Spartan Motors, Inc. and is a leading developer and manufacturer of custom chassis for recreational vehicles and fire trucks. The company has a reputation for high quality, value, service and being the first to market with innovative products. Spartan Motors is publicly traded in the NASDAQ Stock Market under the ticker symbol SPAR.

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About Spartan Motors, Inc.
Spartan Motors, Inc. (www.spartanmotors.com) designs, engineers and manufactures custom chassis and vehicles for the recreational vehicle, fire truck, ambulance and emergency-rescue markets. The Company's brand names - SpartanTM, Crimson FireTM, Crimson Fire AerialsTM, and Road RescueTM - are known in their market niches for quality, value, service and being the first to market with innovative products. The Company employs approximately 900 at facilities in Michigan, Alabama, Pennsylvania, South Carolina, and South Dakota. Spartan Motors is publicly traded on The Nasdaq Stock Market under the ticker symbol SPAR.

The statements contained in this news release include certain predictions and projections that may be considered "forward-looking statements" under the securities laws. These forward-looking statements are identifiable by words or phrases indicating that the Company or management "expects," "believes" or is "confident" that a particular result "may" or "should" occur, that a particular item "bodes well," that the Company "looks forward" to a particular result, or similar statements. These statements involve many risks and uncertainties that could cause actual results to differ materially, including but not limited to economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices. Accounting estimates are inherently forward-looking. Additional information about these and other factors that may adversely affect these forward-looking statements are contained in the Company's reports and filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this news release.

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CONTACT:
Jeff Lambert, Eric Lubbers Lambert, Edwards & Associates, Inc. (616) 233-0500	Elena M. Younger, Marketing and Public Relations Spartan Chassis (517) 543-6400 x111